Exhibit 10.4

Cooperation Agreement

Party A: Fujian Blue-Touch Technology Co., Ltd.

Party B: Guangzhou Bangduo Biological and Technology Co., Limited

Party A and Party B hereby enters into the following agreement (the “Agreement”) with regard to the research and development project (the “Project”) entrusted by Party A to Party B.

I. Party A provides funds for the Project, and Party B is the commissioned party for the Project. Both parties will closely cooperate and make use of their respective advantages to jointly formulate the overall plan of the Project and complete the tasks of the Project. Party A and Party B are jointly responsible for the completion of the Project.

II. Division of Responsibilities

1. Party A’s Responsibilities

1) Paying the research and development expenses in accordance with this Agreement.

2) Providing research and development plans (including product type, formulation, function and positioning, etc.), and sending research and development personnel to cooperate with Party B to complete the Project.

3) Regularly communicating with Party B on project development, coordination and cooperation between Party A and Party B, balancing the progress of both parties, and ensuring the smooth progress of the Project.

2. Party B’s Responsibilities

1) Providing guidance on technical feasibility for the Project.

2) Investing Party B's research and development equipment and resources in the Project.

3) Organizing the technical team to collaborate with Party A, completing the technical research and solution design of the Project, as well as assisting in completing the sample development, technical summary and project examination and acceptance.

4) Actively creating favorable working conditions for research, formulating incentive policies, guaranteeing the completion of the Project, regularly communicating and exchanging technical information with Party A regarding the project development.

III. Project Tasks

1. Continuous improvement of the existing product formulations: Party A screens the product formulations under the research and development, and selects products with the formulations to be filed with the relevant regulatory authorities.

2. During the valid term of this Agreement, Party B undertakes to develop no fewer than 10 products (including oil, lotion, and cream), and for each product, Party B will develop no fewer than 3 formulations for Party A to select and test.

3. Party B provides free sample testing services for the products of Party A (up to 100 times per year), and the testing scope is subject to the sample testing form provided by Party B.

IV. Payment of Research and Development Expenses

The total expense under this Agreement is RMB1 million. Party A shall make payment in installments on a quarterly basis, and pay 25% of the total amount within the first 15 days of each quarter's first month.

The above expenses include the use fee for Party B's equipment, sample manufacturing fee, expenses for the team personnel, and various testing fees for the testing reports that need to be issued by third parties, including toxicology test report, etc.

V. Intellectual Property Rights

1. The intellectual property rights and technological achievements (including know-how and patents) generated during the process of this Project belong to Party A, but Party B has the right of authorship in accordance with laws.

2. Intellectual property rights include phased achievements of the Project, and the final development results of the Project, including but not limited to, the right to apply for patents, patent rights, trademark rights, copyrights, trade secrets, etc.

VI. Confidentiality

Both parties have the responsibility to keep the following confidential: relevant technical information, formulations, research and development progress, manufacturing conditions, and other technical and trade secrets provided by the other party during the process of this Project, and shall not disclose them to non-participating parties without mutual agreement.

VII. Effect and Termination of the Agreement

1. This Agreement shall come into effect after it is signed and sealed and shall be valid until December 31, 2022. If the parties continue to cooperate after the expiration date, they shall negotiate and sign a separate agreement.

2. This Agreement is made in duplicate, with each party holding one copy.

3. The annex to this Agreement is an integral part of this Agreement and has the same legal effect as the main body of this Agreement.

4. Any modifications and supplements to this Agreement shall be made in writing and signed by the representatives of both parties, and shall be an integral part of this Agreement and come into effect together with the main body of this Agreement.

Party A: Fujian Blue-Touch Technology Co., Ltd. Representative: Date: January 4, 2022	Party B: Guangzhou Bangduo Biological and Technology Co., Limited Representative: